Exhibit 10.1

Anthony M. Saccullo
ams@sacculloconsulting.com
(302) 753-3100 (cell)

January 28, 2021

Via Electronic Mail

Francesca’s Holding Corporation

Francesca’s LLC, Francesca’s Collections, Inc.,
   and Francesca’s Services Corporation

c/o Maria J. DiConza, Esquire

O’Melveny & Myers LLP

Times Square Tower

7 Times Square

New York, NY 10036

mdiconza@omm.com

Re:      Engagement of Saccullo Business Consulting, LLC for Wind-Down Services

Dear Ms. DiConza:

I am pleased that Francesca’s Holdings Corporation, Francesca’s LLC, Francesca’s Collections, Inc., and Francesca’s Services Corporation, as debtors and debtors in possession (collectively, the “Debtors”) have decided to retain Saccullo Business Consulting, LLC (“SBC”) and me to assist the Debtors as wind-down officer and personnel for the Debtors. I, Anthony M. Saccullo, will serve as the wind-down officer for the Debtors (the “Wind-Down Officer”). Additional SBC personnel (the “Additional Personnel”) will support and assist me as the Wind-Down Officer in the execution of the duties set forth herein.

Effective Date of Engagement.

The Debtors are current chapter 11 debtors in a bankruptcy proceeding pending before the United States Bankruptcy Court for the District of Delaware, Case No. 20-13076 (collectively, the “Cases”). This letter agreement (the “Agreement”) and the effective date of this engagement shall be as of the first business day after the date of the closing (the “Closing Date”) of the sale of substantially all of the Debtors’ assets (the “Sale”) to Francesca’s Acquisitions, LLC and Tiger Capital Group, LLC (together, the “Purchaser”), pursuant to the terms of that certain Asset Purchase Agreement (as amended from time to time, the “APA”), dated as of January 19, 2021, by and among the Debtors and the Purchaser, which Closing Date is anticipated to occur on or about January 30, 2021.

Wind-Down Services.

As the Wind-Down Officer, I will be responsible for managing all of the Debtors’ affairs from and after the Closing Date and will have any and all powers and authority of an officer of the corporation necessary to wind down the business and affairs of the Debtors, including the authority to retain and direct estate professionals and utilize such administrative assistance as I deem reasonably necessary.

27 Crimson King Drive, Bear, Delaware 19701

Tel: (302) 832-5595 Fax: (302) 836-8787

Saccullo Business Consulting, LLC

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Scope of Services.

In connection with this engagement, as the Wind-Down Officer, I will perform or cause to be performed by the Additional Personnel such services as are reasonably necessary to effectuate the wind down of the Debtors’ business affairs and bankruptcy estates (collectively, the “Wind-Down Services”), including, without limitation:

a)	taking actions as I reasonably deem appropriate to minimize administrative expenses of the Debtors’ estates;

b)	overseeing the disposition of the chapter 11 cases through the filing of a liquidating plan;

c)	overseeing the professionals retained by the Debtors;

d)	authorizing and causing the payment of the Debtors’ final bills from funds of the Debtors’ estates only;

e)	establishing and administering any accounts required to be established pursuant to the liquidating plan or the APA;

f)	causing the Debtors to comply with all other post-closing obligations of the Debtors under the APA;

g)	acting on behalf of the Debtors with respect to any transitional services agreement between the Debtors and the Purchaser under the APA;

h)	supervising the Debtors’ professionals and advisors in connection with the preparation and filing of tax returns for the Debtors and Form 5500s for the Debtors’ employee benefit plans;

i)	overseeing the preparation and filing of any necessary state regulatory filings, monthly operating reports and other reporting required by the Bankruptcy Court or the U.S. Trustee;

j)	cooperating with the Purchaser on transition issues;

k)	reviewing, revising, and executing on behalf of the Debtors the Debtors’ liquidating plan and disclosure statement;

l)	appearing before the Bankruptcy Court as representative of the Debtors on an as-needed basis;

m)	overseeing and causing the disposition of the Debtors’ records in compliance with applicable law; and

n)	all other administrative matters incident to the wind down of the Debtors’ business affairs and bankruptcy estates as the Wind-Down Officer reasonably deems necessary.

All of the Wind-Down Services shall be accomplished at the sole expense of the Debtors. The terms of SBC’s engagement hereunder will obligate the Wind-Down Officer and any Additional Personnel to devote only such time as SBC and the Wind-Down Officer reasonably deem necessary to perform the Wind-Down Services.

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No Legal Services.

Preliminarily, as you may be aware, I am currently an attorney licensed to practice in the State of Delaware. Neither I, SBC, nor any other SBC consultants, will provide any legal services or legal advice to the Debtors or the Wind-Down Officer. It is expressly understood that by executing this Agreement, the Debtors acknowledge that I, SBC, and its consultants will not provide any legal advice or legal services throughout the course of this relationship, and that the Wind-Down Officer may retain legal counsel in the Cases to be compensated by the Debtors.

Fees and Hourly Rates.

It is in the best interests of our clients that they be fully informed of our billing practices. For Wind-Down Services rendered in connection with this engagement, the Debtors shall pay SBC: (i) a monthly fee of $20,000 for the Wind-Down Officer’s services (the “Monthly Fee”), and (ii) hourly compensation for the Additional Personnel’s services based on SBC’s hourly rates. The services rendered by the Additional Personnel pursuant to this Agreement will be billed on an hourly basis. The hourly rates for SBC consultants range from $150 to $450 per hour. SBC utilizes consultants who are compensated as independent contractors of SBC based, in substantial part, on fees received by SBC. Substantially all of their services in this practice area are rendered through the SBC; and they are featured on SBC’s marketing materials. It is expressly understood that the Monthly Fee will be earned in addition to the hourly rates of the Additional Personnel. None of the fees paid to SBC shall be required to be paid to compensate counsel for the Wind-Down Officer. Any counsel for the Wind-Down Officer shall be compensated by the Debtors separate and apart from the compensation paid to SBC.

The performance of services pursuant to this Agreement may involve costs and expense, some of which must be paid to third parties. These expenses include, but are not limited to travel costs, telecopier (facsimile) costs, messenger services, long distance telephone charges. In addition to the Monthly Fee and hourly compensation, SBC will bill the Debtors for reasonable and documented out -of-pocket expenses of the Wind-Down Officer and any Additional Personnel incurred that are related to the performance of the Wind-Down Services, including, but not limited to, costs of travel, reproduction, legal counsel, any applicable state sales or excise taxes, and other direct expenses.

Term.

The engagement will commence on the Closing Date and will continue until the effective date of the Debtors’ plan of liquidation (the “Plan Effective Date”). Upon the Plan Effective Date, it has been represented to me that the liquidating trustee or plan administrator under the Debtors’ plan and applicable trust documents will be vested with full authority over the Debtors’ assets remaining after the distributions to creditors made on the Plan Effective Date, and the role and authority of the Wind-Down Officer shall be terminated; provided however, nothing shall prevent the Wind-Down Officer from acting as liquidating trustee or plan administrator under the liquidating plan. This Letter shall not constitute an agreement that I or SBC shall provide any services to the liquidating trustee or plan administrator, and a separate agreement shall be negotiated and executed, if appropriate.

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Termination of this Agreement shall not affect (i) the Debtors’ obligation to pay for Wind-Down Services previously rendered by SBC, or expenses reasonably incurred by SBC prior to such date of termination for which SBC is entitled to reimbursement; or (ii) SBC’s continuing confidentiality obligations to the Debtors under this Agreement.

Motion to Approve Agreement.

SBC and I understand that the Debtors will seek in the Cases an order approving this Agreement and the appointment of the Wind-Down Officer and SBC pursuant to the terms of this Agreement. This Agreement is subject to the approval of the Bankruptcy Court.

Conflicts.

SBC and I are not currently aware of any relationship that would create a conflict of interest with the Debtors or those parties-in-interest of which the Debtors has made SBC aware. SBC will not represent, and SBC has not represented, the interests of other entities or people which had or have or may have adverse relationships with the Debtors, including creditors of the Debtors, in connection with this engagement.

Confidentiality.

SBC and I agree that any confidential information received as Wind-Down Officer or Additional Personnel shall be used only for the purposes of providing or receiving Wind-Down Services under this Agreement. Except as provided below, SBC and I will not disclose the Debtor’s confidential information to any third party. Confidential information shall not include information that: (i) is or becomes generally available to the public other than as a result of a breach of an obligation under this section; (ii) is acquired from a third party who, to the recipient party’s knowledge, owes no obligation of confidence in respect of the information; or (iii) is or has been independently developed by the recipient. Notwithstanding anything to the contrary herein, SBC and I will be entitled to disclose confidential information received as Wind-Down Officer or Additional Personnel to the extent that it is required by a valid legal or regulatory proceeding.

Indemnification.

The Debtors and their estates hereby agree to defend, protect, indemnify and hold harmless SBC, me, and its Personnel (each of the foregoing being an “Indemnitee” and all of the foregoing being collectively the “Indemnitees”) from and against any and all claims, actions, damages, liabilities, judgments, costs and expenses (including all fees and disbursements of counsel, legal assistants and paralegals which may be incurred in the investigation or defense of any matter and, in the event of litigation, at all trial and appellate levels) imposed upon, incurred by or asserted against any Indemnitee, whether direct, indirect or consequential and whether based on any federal, state, local or foreign laws or regulations, under common law on an equitable cause, or on contract or otherwise by reasons of an Indemnitee’s services to the Debtors (irrespective of whether an Indemnitee’s services have been rendered in connection with this engagement or otherwise), except for any such claims, damages, liabilities and expenses that are found by a final judgment of a court of competent jurisdiction to have resulted primarily and directly from such Indemnitee’s willful misconduct or gross negligence. In the event this indemnity is unenforceable as a matter of law as to a particular matter or consequence referred to herein, it shall be enforceable to the full extent permitted by law. No Indemnitees shall have any liability to the Debtors for any action taken, or for refraining from the taking of any action, or for errors in judgment, except for any such claims, damages, liabilities, and expenses that are found by a final judgment of a court of competent jurisdiction to have resulted primarily and directly from any Indemnitee’s willful misconduct or gross negligence.

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This indemnification applies, without limitation, to any act, omission, event, or circumstance existing or occurring on or prior to the termination of the relationship between SBC, the Debtors, and me. The indemnification provisions set forth above shall be in addition to any liability the Debtors may otherwise have to SBC or me. Without prejudice to the survival of any other obligation of the Debtors to the Indemnities, the obligations of the Debtors contained herein shall survive the termination of the relationship between SBC, me, and the Debtors.

Limitation of Liability.

The Indemnitees shall not be subject to personal liability for any expenses incurred or accrued by any party in connection with the performance of the duties of the Wind-Down Officer or Additional Personnel, except in the case of gross negligence or willful misconduct.

Entire Agreement.

This Agreement sets forth the entire agreement between the SBC, the Debtors, and me with respect to its subject matter and may not be changed orally but only by agreement in writing signed by the parties hereto.

Severability.

In the event any provision of this Agreement is found to be legally unenforceable, such unenforceability shall not prevent the enforcement of any other provision.

Amendments and Modifications.

This Agreement may not be amended or modified except in writing executed by each of the signatories hereto.

Governing Law.

This Agreement shall be governed and construed in accordance with the laws of the State of Delaware, regardless of the laws that might otherwise govern under applicable principles of conflicts of law thereof.

Jurisdiction.

The Debtors, SBC, and I agree that the Bankruptcy Court shall have exclusive jurisdiction over any and all matters arising under or in connection with this Agreement.

Counterparts.

This Agreement may executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument. Each of the undersigned parties represents that he/she is duly authorized to execute this Agreement on behalf of the respective party.

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No Employee or Agency Relationship.

It is expressly understood that this Agreement in no way contemplates the formation of an employer/employee relationship by and between SBC (and its consultants), the Debtors, and me. The relationship between SBC (and its consultants), the Debtors, and me will be that of an independent contractor.

No Assumption of Liabilities.

Notwithstanding any provision herein to the contrary, SBC and I do not assume, and shall not be deemed to have assumed, any liabilities, debts or obligations of the Debtors or their estates of any kind or description.

Amendments.

This Agreement may only be amended or modified by a written agreement duly executed by each party hereto.

If this letter correctly sets forth your understanding of the scope of the services to be rendered by SBC and me, and if the terms of the engagement are satisfactory, please execute the enclosed copy of this letter and return it to us. If the scope of the service described is incorrect or if the terms of the engagement set forth in this letter are not satisfactory to you, please let us know in writing in order that we can discuss either aspect.

Sincerely,

/s/ Anthony M. Saccullo
Anthony M. Saccullo

Francesca’s Holding Corporation

Francesca’s LLC, Francesca’s Collections, Inc.,
   and Francesca’s Services Corporation

By:	/s/ Cindy Thomassee
Title:	Chief Financial Officer